EXHIBIT 10.1

SHOE CARNIVAL, INC.

AMENDED AND RESTATED EMPLOYMENT
AND NONCOMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2021 (“Effective Date”), by and between SHOE CARNIVAL, INC., an Indiana corporation with its principal offices located at 7500 East Columbia Street, Evansville, Indiana (the “Company”), and MARK WORDEN (“You” or the “Employee”).

RECITALS

WHEREAS, the Company is one of the largest retailers of family footwear in the United States; and

WHEREAS, the Company desires to retain Your services upon the terms and conditions set forth herein; and

WHEREAS, You desire to be so employed by the Company, and to be eligible for potential compensation increases and the potential payments provided for herein; and

WHEREAS, the Company and You desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and You; and

WHEREAS, in connection with its business, the Company has expended a substantial amount of time, money, and effort to develop and maintain its confidential, proprietary and trade secret information, and that this information, if misused or disclosed, could be very harmful to the Company’s business and its competitive position in the marketplace; and

WHEREAS, the Company and You are parties to that Employment Agreement entered into effective as of September 10, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and You desire to amend and restate the Employment Agreement in its entirety as provided in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

AGREEMENT

1.Term.  The Company hereby agrees to employ You, and You hereby agree to be employed by the Company, in accordance with the terms and conditions of this Agreement, for a period of three (3) years commencing on the Effective Date and ending on September 30, 2024 (the “Initial Term”), subject to earlier termination as expressly provided in this Agreement.

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This Agreement shall automatically renew for successive one-year periods (“Renewal Periods”), unless either party provides written notice of its intention to not renew at least thirty (30) days prior to the end of the then current term.  For purposes of this Agreement, the Initial Term together with any Renewal Period(s) shall be referred to as the “Term”.

2.Position and Duties.

2.1  Position.  You shall serve as the President and Chief Executive Officer of the Company.  In such positions, You shall have such duties, authority and responsibility as shall be determined from time to time by the Company’s Board of Directors (the “Board”), or in such other or additional positions as the Board may determine from time to time.

2.2  Duties.  You agree to perform such duties incident to Your position, as well as any other duties for the Company as may be directed by the Board, and to assume such other or additional title, duties, and/or responsibilities as the Board may determine.  During the Term, You shall devote substantially all of Your business time and attention to the performance of Your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.  Notwithstanding the foregoing, (a) You will be permitted to act or serve as a volunteer, director, trustee, committee member or principal of any civic or charitable organization, provided such service does not interfere with Your work for the Company; and (b) subject to the prior approval of the Board, You may serve as a member of the board of directors for one (1) other public or private company and may receive compensation for such service, provided such service does not interfere with Your responsibilities and obligations under this Agreement.  During the Term, You shall not engage in any activity that is competitive with the Company’s business or make any preparations to engage in any competitive activity. You shall be supportive of the Company’s business and its best interests and shall not, directly or indirectly, take any action which could reasonably be expected to have an adverse effect upon the business or best interests of the Company.  You agree that You will at all times honestly and fairly conduct Your duties, and will at all times maintain the highest of professional standards in representing the interests of the Company.  You will comply with Company policies, decisions, and instructions, which may be changed by the Company from time to time.

3.Compensation.

3.1Base Salary.  The Company shall pay You an annual base salary of Seven Hundred Thousand Dollars ($700,000.00), payable in accordance with the Company’s usual payroll practices, and subject to all taxes, withholdings and deductions as required by law and as You may authorize.  The Board will review Your Base Salary on a periodic basis, approximately annually, during the Term to determine, in the Board’s sole discretion, whether to adjust Your Base Salary upward or downward, and if so, the amount of such adjustment and the time at which such adjustment should take effect.

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The term “Base Salary” as used in this Agreement shall refer to Your annual base salary as in effect from time to time, including any adjustments.

3.2Incentive Bonus.  You are entitled to participate in the Company’s Amended and Restated 2016 Executive Incentive Compensation Plan, in accordance with the terms contained therein, and in any successor plan adopted by the Company from time to time (if applicable the “Incentive Bonus”).  However, You agree that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company.  The Company, in its sole discretion, may adjust, modify or discontinue any bonus plan or program applicable to You from time to time during the Term.

3.3Employee Benefits.  You shall be eligible to participate in any employee benefit plans, practices and programs maintained by the Company (“Employee Benefit Plans”), commensurate with Your position with the Company and subject to the eligibility requirements and other terms and conditions of such plans and programs.  The Company, in its sole discretion, may change, amend or discontinue any of its Employee Benefit Plans at any time during Your employment with the Company, and nothing contained herein shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any Employee Benefit Plan.

3.4Reimbursement of Business Expenses.  Subject to and consistent with the Company's expense reimbursement policies as in effect from time to time, the Company will pay or reimburse You for all ordinary and necessary expenses, in a reasonable amount, which You incur in performing Your duties under this Agreement. Such expenses will be paid or reimbursed to You consistent with the expense reimbursement policies of the Company in effect from time to time, and You agree to abide by any such expense reimbursement policies.

4.Termination of Employment and Compensation Upon Termination.

4.1Expiration of the Agreement.  Your employment with the Company may terminate by way of the expiration of the Term as a result of either party exercising the right not to renew.  In the event of termination of Your employment by expiration of the Term, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay you:   (a) that portion of Your Base Salary which is earned but unpaid through the employment termination date; (b) any accrued but unpaid paid time off; (c) reimbursement of all expenses for which You are entitled to be reimbursed pursuant to Section 3.4 but for which You have not yet been reimbursed, provided You submit a written expense reimbursement request and supporting documentation in compliance with the Company’s policies within thirty (30) calendar days after the employment termination date; and (d) vested benefits, if any, to which You are entitled under the Company’s Employee Benefit Plans as of the employment termination date (the foregoing subparts (a), (b), (c) and (d) will hereinafter be referred to collectively as the “Accrued Obligations”).

MARK J. WORDEN

4.2For Cause.  The Company may terminate Your employment at any time effective immediately for “Cause.”  As used in this Agreement, the term “Cause” means the occurrence of any one or more of the following events:  (a) Your failure to perform Your duties (other than any such failure resulting from incapacity due to physical or mental illness); (b)  Your embezzlement, misappropriation or fraud, whether or not related to Your employment with Company; (c) Your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude; (d) Your engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to the Company or its affiliates;  (e) Your failure or refusal to comply with any lawful and reasonable instructions of the Board; (f) Your material breach of any of Your obligations under this Agreement; (g) Your material breach of the Company’s policies; (h) Your use of alcohol or drugs which interferes with the performance of Your duties for the Company or which compromises the integrity or reputation of the Company; or (i) Your engaging in any conduct tending to bring the Company into public disgrace or disrepute.

In the event of termination of Your employment by the Company for Cause, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company will pay or provide You the Accrued Obligations.

4.3Unilateral – The Company without Cause.  The Company may terminate Your employment at any time without Cause.

In the event the Company terminates Your employment without Cause, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide You the following:  (a) the Accrued Obligations; and (b) subject to Your compliance with Section 4.10, Section 5, Section 6, and Section 12.2 of this Agreement, the Company shall pay or provide You the following severance benefits within thirty (30) days after the Release Agreement set forth in Section 4.10 becomes effective: (i) a lump sum amount equal to one hundred fifty percent (150%) of the sum of (A) Your Base Salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the employment termination date, plus (B) Your targeted Incentive Bonus for the bonus year in which the employment termination date occurs; (ii) an amount equal to eighteen (18) times the “COBRA Premium Rate” (which is the monthly amount charged, as of the employment termination date, for continuation coverage under the Company’s group medical and dental plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) for the coverage options and coverage levels applicable to You and Your covered dependents immediately prior to the employment termination date); (iii) the Company shall provide You with reasonable and appropriate out-placement services, as determined and coordinated by the Company, by paying a fee, not to exceed Ten Thousand Dollars ($10,000.00), to an outplacement services provider selected by the Company, provided that such services shall not extend past the end of the second taxable

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year following the taxable year in which the employment termination date occurs; and (iv) all of Your outstanding unvested equity awards that are subject solely to time-based vesting restrictions as of the employment termination date shall immediately vest in full as of the employment termination date (the foregoing subparts (i), (ii), (iii), and (iv) shall hereinafter be referred to collectively as the “Regular Severance Benefits.”).

4.4Unilateral – The Employee.  You may terminate Your employment at any time with the Company by providing the Company with thirty (30) days’ advance written notice of such termination.  At the sole option of the Company, such termination may be considered effective on the date such notice is given or at any other date the Company may designate during the 30-day notice period.

In the event that You unilaterally terminate Your employment, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company will pay or provide You the Accrued Obligations.

4.5For Good Reason – The Employee.  At any time during the Term, You may terminate Your employment for Good Reason if all of the following conditions are satisfied:  (a) You give the Company a written notice of termination, which describes in reasonable detail the condition claimed to constitute Good Reason, within thirty (30) calendar days of the initial existence of the condition claimed to constitute Good Reason; (b) the Company does not remedy the condition within thirty (30) calendar days of the Company’s receipt of Your written notice of termination (the “Good Reason Cure Period”); and (c) You give the Company a second written notice of termination within thirty (30) calendar days following the expiration of the Good Reason Cure Period.  If You do not provide the notice of termination for Good Reason as described in subpart (a) of the preceding sentence within thirty (30) calendar days of the first occurrence of the applicable grounds, then You will be deemed to have waived Your right to terminate for Good Reason with respect to such grounds.  For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events without Your written consent: (a) a material reduction by the Company in Your Base Salary; (b) the Company assigns You to a position or duties that constitute a material, adverse diminution of Your title, authority or duties (other than temporarily while You are unable to perform Your duties because of a physical or mental injury or illness); (c) the Company relocates Your principal place of employment to a location that is more than thirty (30) miles from the Company office at which You were principally based immediately prior to such relocation; (d) the failure of any successor or assign to assume obligations as set forth in this Agreement; or (e) a material breach of this Agreement by the Company.

      In the event You terminate Your employment for Good Reason, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide You the following:  (a) the Accrued Obligations; and (b) subject to Your compliance with Section 4.10,

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Section 5, Section 6, and Section 12.2 of this Agreement, the Company shall pay or provide You the Regular Severance Benefits within thirty (30) days after the Release Agreement set forth in Section 4.10 becomes effective.

4.6Disability or Death.  If You suffer a “Disability,” the Company shall have the right to terminate Your employment by delivering to You a written notice of the Company’s intent to terminate for Disability, specifying in such notice a termination date not less than ten (10) calendar days after the giving of the notice (the “Disability Notice Period”).  Your employment shall terminate at the close of business on the last day of the Disability Notice Period.  For purpose of this Agreement, the term “Disability” shall mean either (a) when You are deemed disabled in accordance with the long-term disability insurance policy or plan of the Company in effect at the time of the illness or injury causing the Disability, or (b) the inability of You, because of injury, illness, disease or bodily or mental infirmity, to perform the essential functions of Your job (with reasonable accommodation) for more than one hundred twenty (120) consecutive days.  The existence of a Disability shall be determined by the Company.  If You should die during the Term, this Agreement shall terminate as of the date of Your death.

In the event Your employment is terminated as a result of Your death or Disability, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company will pay or provide You the Accrued Obligations.

4.7Timely Qualifying Termination Following a Change In Control.

4.7.1For purposes of this Agreement, a “Timely Qualifying Termination” shall mean any of the following that occurs within two (2) years immediately following a Change In Control: (a) a termination by the Company without Cause, (b) a termination by You for Good Reason, or (c) a termination by the Company pursuant to Section 4.1 due to the Company’s providing You with notice of non-renewal.

4.7.2For purposes of this Agreement, “Change In Control” of the Company shall mean and shall be deemed to have occurred as of the first day on which any one of the following conditions has been satisfied:

(A)The acquisition, within a 12-month period ending on the date of the most recent acquisition, by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act as in effect from time to time) of  thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not

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constitute an acquisition of control:  (a) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any corporation controlled by the Company, (d) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this Section are satisfied,  (e) any acquisition by any Person who, immediately before the commencement of the 12-month period, already held beneficial ownership of thirty percent (30%) or more of the outstanding voting securities of the Company (“Affiliated Person”) or (f) upon the death of any shareholder who, on the date of this Agreement, is the beneficial owner of 10% or more of the outstanding voting securities of the Company, any acquisition triggered by the death of such shareholder by operation of law, by any testamentary bequest or by the terms of any trust or other contractual arrangement established by such shareholder; or

(B)Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a‑11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C)Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the outstanding Company stock and outstanding Company voting securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan or related trust of the Company or such corporation resulting from such

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reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(D)Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition (a) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company common stock and outstanding Company voting securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Company common stock and outstanding Company voting securities, as the case may be, (b) no Person (excluding the Company and any employee benefit plan or related trust of the Company or such corporation, any Affiliated Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty percent (30%) or more of the outstanding Company common stock or outstanding Company voting securities, as the case may be) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (c) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

Notwithstanding any other provision of this Section to the contrary, an occurrence shall not constitute a Change In Control if it does not constitute a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, within the meaning of Section 409A(a)(2)(A)(v) of

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the Internal Revenue Code of 1986, as amended (the “Code”) and its interpretive regulations.

4.7.3 In the event of a Timely Qualifying Termination, then, in lieu of all other benefits under this Agreement, the Company’s obligation to pay and provide You compensation and benefits under this Agreement shall immediately terminate, except the Company shall pay or provide You the following:  (a) the Accrued Obligations; and (b) subject to Your compliance with Section 4.10, Section 5, Section 6, and Section 12.2 of this Agreement, the Company shall pay or provide You with the following severance benefits within thirty (30) days after the Release Agreement set forth in Section 4.10 becomes effective: (i) a lump sum amount equal to two hundred percent (200%) of the sum of (A) Your Base Salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the employment termination date, plus (B) Your targeted Incentive Bonus for the bonus year in which the employment termination date occurs; (ii) an amount equal to eighteen (18) times the COBRA Premium Rate; (iii) the Company shall provide You with reasonable and appropriate out-placement services, as determined and coordinated by the Company, by paying a fee, not to exceed Ten Thousand Dollars ($10,000.00), to an outplacement services provider selected by the Company, provided that such services shall not extend past the end of the second taxable year following the taxable year in which the employment termination date occurs; and (iv) all Your outstanding unvested equity awards as of the employment termination date shall immediately vest in full as of the employment termination date. For avoidance of doubt, if a Timely Qualifying Termination occurs, You are only entitled to compensation and benefits under this Section 4.7.3 and not any other provision of this Agreement.

4.8Compensation Upon Termination in General.  In the event of termination of Your employment as set forth herein, and subject to any lawful right of offset the Company may have against any such benefits, compensation, or severance amounts owed to You, whether the result of promissory notes, loans, or other financial arrangements the Company may have entered into with You or on Your behalf, and which are or would become due and payable on or after the employment termination date, to include the principal and interest pursuant to such arrangements (which right of offset cannot be inconsistent with the standards for nonqualified deferred compensation plans under Code Section 409A, to the extent applicable), the parties agree that the terms herein shall be the exclusive termination pay arrangements.

4.9Payroll Withholdings.  The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes or deductions as may be required pursuant to any law or governmental regulation or ruling.

4.10Release Agreement.  Any payment or provision of the severance compensation or benefits described in this Agreement is subject to Your execution of (and, if a right of revocation applies to such release, not revoking) a release of claims in favor of the

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Company, its affiliates and their respective officers and directors in a form provided by the Company.

4.11Delay of Separation Payments to You.  Notwithstanding any other provisions of this Agreement, if any amount payable to You under this Agreement on account of Your separation from service with the Company constitutes deferred compensation within the meaning of Code Section 409A, and You are a specified employee, within the meaning of Code Section 409A(a)(2)(B)(i), on the date of Your separation from service, payment of the amount shall be delayed until the first business day that is at least six (6) months after the date on which Your separation from service occurred.

5.Confidential Information. You understand and acknowledge that during the Term, You will have access to and learn about Confidential Information, as defined below.

5.1Definition. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all of the Company’s trade secrets, confidential and proprietary information and all other information belonging to, maintained by or concerning the Company that is not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to:  the Company’s business processes, practices, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, know-how, trade secrets, computer programs, computer software, work-in-process, databases, manuals, records, systems, supplier information, vendor information, financial information, accounting information, employee information, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, customer information, customer lists, manufacturing information, and factory information, of the Company or any existing customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

You understand that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

You understand and agree that Confidential Information includes information developed by You in the course of Your employment by the Company as if the Company furnished the same Confidential Information to You in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to You; provided that, such information was not made

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available by, or is not known by the public as a result of, any direct or indirect fault of You or person(s) acting on Your behalf.

5.2Company Creation and Use of Confidential Information.  You understand and acknowledge that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of the retail sale of footwear and footwear related items. You understand and acknowledge that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

5.3Disclosure and Use Restrictions.  You agree and covenant: (a) to treat all Confidential Information as strictly confidential; (b) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Your authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (c) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except (x) as required in the performance of Your authorized employment duties to the Company (and then, such disclosure shall be made only within the limits and in the ordinary course of such duties), (y) with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such consent), or (z) in connection with Your reporting possible violations of law or regulations to any governmental agency or making other disclosures protected under any applicable whistleblower laws. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid subpoena or order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You shall, unless prohibited by applicable law, promptly provide written notice of any such subpoena or order to (i) the Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer and (ii) the Lead Independent Director of the Board.

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5.4 Survival of Non-Disclosure Obligations. You understand and acknowledge that Your obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon You first having access to such Confidential Information (whether before or after You begin employment by the Company) and shall continue during and after Your employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of Your breach of this Agreement or breach by those acting in concert with You or on Your behalf.

5.5Defend Trade Secrets Act Notice.  Notwithstanding anything to the contrary in this Section 5, any other provision of this Agreement or any policy of the Company, You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and You do not disclose the trade secret except pursuant to a court order.  In the event a disclosure is made, and You file a lawsuit against the Company alleging that the Company retaliated against You because of Your disclosure, You may disclose the relevant trade secret or Confidential Information to Your attorney and may use the same in the court proceeding only if        (x) You ensure that any court filing that includes the trade secret or Confidential Information at issue is made under seal; and (y) You do not otherwise disclose the trade secret or Confidential Information except as required by court order.

6.Restrictive Covenants.

6.1Acknowledgement.  You acknowledge that Your position with the Company is special, unique and intellectual in character and Your position in the Company places You in a position of confidence and trust with employees, vendors and customers of the Company.  You further acknowledge and agree that You have received adequate consideration for these restraints in the form of the Base Salary and other valuable consideration contained herein. The restrictions and obligations contained in this Section 6 shall survive the Term of this Agreement. Notwithstanding the above, and other than in the case of a Timely Qualifying Termination, if the Company elects not to renew this Agreement and subsequently terminates Your employment without offering to pay you severance payments equivalent to 100% of Your Base Salary in effect at the time of termination, which offer of such severance compensation shall be subject to the terms and conditions of, and your compliance with, Section 4.10, Section 5, Section 6 and Section 12.2 of this Agreement, You will not be subject to the restrictions and obligations of this Section 6.

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6.2Non-compete.  You agree that during Your employment with the Company and for a period of eighteen (18) months immediately after the termination of Your employment with the Company, You shall not:

6.2.1within the Restricted Geographic Area engage in (including, without limitation, being employed by, working for, or rendering services to) any Competing Business in any Prohibited Capacity; provided, however, if the Competing Business has multiple divisions, lines or segments, some of which are not competitive with the business of the Company, nothing herein shall prohibit You from being employed by, working for or assisting only that division, line or segment of such Competing Business that is not competitive with the business of the Company provided that Your work for such non-competitive division, line or segment of the Competing Business does not involve any products that are competitive with the products offered by the Company;

6.2.2(a) solicit, recruit, hire, employ, engage or attempt to hire, employ or engage any Restricted Person who is then, or during the immediately preceding six (6) month period was, employed by the Company; (b) assist any person or entity in the recruitment, hiring or engagement of any Restricted Person who is then, or during the immediately preceding six (6) month period was, employed by the Company; (c) urge, induce or seek to induce any Restricted Person to terminate his/her employment with the Company; or (d) advise, suggest to or recommend to any Competing Business that it employ, engage or seek to employ or engage any Restricted Person who is then, or during the immediately preceding six (6) month period was, employed by the Company;

6.2.3solicit, urge, induce or seek to induce any of the Company’s independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with or representation of, the Company for whatever purpose or reason;

6.2.4make or publish any statement or comment that disparages or in any way injures the reputation and/or goodwill of the Company or any of its directors, officers or employees; provided, however, that nothing in this Section is intended to prohibit You from (a) making any disclosures as may be required or compelled by law or legal process or (b) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by You against the Company or the investigation of any complaint against the Company; and/or

6.2.5take any action intended to harm the Company or its reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company.

MARK J. WORDEN

6.2.6The restrictive time periods set forth in this Section shall not expire during any period in which You are in violation of any of the restrictive covenants set forth in this Section, and all restrictions shall automatically be extended by the period You were in violation of any such restrictions.

6.2.7The restrictive covenants contained in this Section prohibit You from engaging in certain activities directly or indirectly, whether on Your own behalf or on behalf of any other person or entity.

6.2.8The covenants and restrictions in this Section are separate and divisible, and to the extent any covenant, provision or portion of this Section is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.  Should any particular covenant, restriction, provision or portion of this Section be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to the extent reasonable and enforceable under applicable law.

6.3Definitions:

6.3.1“Competing Business” means any of the following entities (which You acknowledge are direct competitors of the Company) and each of their respective subsidiaries and successors:  (a) Payless; (b) Caleres, Inc.; (c) Designer Brands Inc.; (d) Rack Room; (e) Kohls Corporation; (f) Shoe Department; (g) Shoe City; (h) Shoe Pavilion, Inc.; (i) JD Sports Fashion plc; (j) Finish Line, Inc.; (k) Dick’s Sporting Goods, Inc.; (l) Academy Sports + Outdoors; (m) Belk; (n) Off Broadway Shoe Warehouse; and (o) Hibbett Sports.

6.3.2“Prohibited Capacity” means:  (a) the same or similar capacity or function to that in which You worked for the Company at any time during the thirty-six (36) months immediately preceding the termination of Your employment with the Company; (b) any executive or officer capacity or function; (c) any managerial capacity or function; (d) any business consulting capacity or function; (e) any merchandizer or buyer capacity or function; (f) any ownership capacity, except You may own an investment of less than 5% of any class of equity or debt security of a publicly-held company; (g) any capacity or function in which You likely would inevitably use or disclose the Company’s trade secrets or Confidential Information; or (h) any other capacity or function in which Your knowledge of the Confidential Information would facilitate or assist Your work for the Competing Business.

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6.3.3“Restricted Geographic Area” means: (a) the United States of America, including, but not limited to, each State in which the Company operates a retail store; (b) Puerto Rico; and (c) any other state, country, province or territory in which the Company operates a retail store as of the date of termination of Your employment.

6.3.4“Restricted Person”  means any individual who is employed with the Company (or an affiliate of the Company) during Your employment with the Company and who (a) received, helped create, or had access to, any of the Company’s (or any of its affiliate’s) trade secrets and/or other Confidential Information during his/her employment with the Company (or an affiliate of the Company and/or (b) is or was employed with the Company (or an affiliate of the Company) in an executive, officer, director level or managerial capacity.

6.4Acknowledgment of Restrictions.  You acknowledge and agree that You understand the restrictions in this Section, and that they are reasonable and enforceable, in view of, among other things, Your position within the Company, the highly competitive nature of the Company’s business, and the confidential nature of the information You have been provided.  You further agree that the Company would not have adequate protection if You were permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused, and whether You were involved in diverting the Company’s customers and/or its customer goodwill.

6.5Required Disclosures Concerning New Employment.  You agree that, during the one (1) year period immediately following the termination of Your employment with the Company for any reason, You (a) will within ten (10) days of acceptance of new employment, notify the Company in writing of Your employment, engagement or other affiliation with any other business or entity; and (b) will provide a copy of Sections 5 and 6 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.

7.Proprietary Rights.  All work performed by You and all inventions, discoveries, developments, work product, processes, improvements, creations, deliverables and all written, graphic or recorded material and works of authorship fixed in any tangible medium of expression made, created or prepared by You, alone or jointly with others, during Your employment with the Company and relating to the Company’s business (collectively, the “Works”) shall be the Company’s exclusive property, shall be deemed a work made for hire, and all rights, title and interest in the Works shall vest in the Company.  To the extent that the title or rights to any such Works may not, by operation of law, vest in the Company, You hereby irrevocably assign and transfer to the Company all rights, title and interest to such Works.  All Works shall belong exclusively to the Company, and the Company shall have the right to obtain and hold in its own name, any patents, copyrights, registrations or such other intellectual property protections as may be appropriate to the subject matter.  You will sign documents of assignment, declarations and other documents and take all other actions reasonably required by the Company, at the

MARK J. WORDEN

Company’s expense, to perfect and enforce any of its proprietary rights and to vest all right, title and interest to the Works in the Company.  This Section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on Your own time, unless (a) the invention relates (1) directly to the business of the Company, or (2) to the Company’s actual or anticipated research or development, or (b) the invention results from any work performed by You for the Company.

8.Remedies.  In the event of a breach or threatened breach by You of any of the above provisions, the Company shall be entitled to an injunction restraining You from such breach, in addition to all other remedies which the Company shall be entitled to in law or equity.  The Company also shall be entitled to recover from You all litigation costs and attorneys’ fees incurred by the Company in any action or proceeding relating to this Agreement in which the Company prevails, including, but not limited to, any action or proceeding in which the Company seeks enforcement of this Agreement or seeks relief from Your violation of this Agreement.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach, threatened breach, or any breach of this Agreement.

9.Post-Termination Obligations.

9.1Survival.  You acknowledge and agree that Your post-termination obligations under this Agreement, including without limitation Your confidentiality and non-competition obligations set forth in Sections 5, 6 and 12.2 of this Agreement, shall survive the termination of Your employment with the Company, regardless of whether such termination is voluntary or involuntary, or is with or without Cause. You further acknowledge and agree that:  (a) Your confidentiality, non-competition and return-of-property obligations set forth in Sections 5, 6 and 12.2 of this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by the Company shall be held sufficient to excuse or terminate Your obligations under Sections 5, 6 and 12.2 of this Agreement or preclude the Company from obtaining injunctive relief for Your violation or threatened violation of such covenants; and (b) the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of Your confidentiality, non-competition and return-of-property obligations set forth in Sections 5, 6 and 12.2 of this Agreement.

9.2Compliance With Post-Employment Restrictions.  In the event that You breach any of the covenants or provisions set forth in Sections 5, 6 and 12.2 of this Agreement (a) You will have forfeited Your right to receive, and the Company shall have the right immediately and permanently to discontinue payment and provision of, any of the severance compensation and benefits payable under this Agreement and (b) You shall be obligated to pay to the Company an amount equal to the amount of the severance compensation received by You pursuant to this Agreement, minus Five Hundred Dollars ($500.00), with such amount being due and payable immediately upon the Company making written demand on You for such payment   You and the Company acknowledge and agree that such forfeiture and clawback is in addition to, and not in lieu of, any and

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all other legal and/or equitable remedies that may be available to the Company in connection with Your breach of any of the covenants or provisions of this Agreement.

10.Notices.  All notices related to this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed, or faxed and confirmed, to the following respective addresses:

To You: To Company:

Mark J. Worden

[REDACTED]

Kerry Jackson, Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

Shoe Carnival, Inc.

7500 East Columbia Street

Evansville, IN  47715

and

Lead Independent Director of the Board

c/o Corporate Secretary

Shoe Carnival, Inc.

7500 East Columbia Street

Evansville, IN 47715

Either party may designate a different address by providing written notice to the other party.

11.Assignment.  The Company shall have the right to assign this Agreement.  This Agreement shall inure to the benefit of, may be enforced by, and shall be binding on, any and all successors and assigns of the Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on You, Your executors, administrators, personal representatives and other successors in interest.  This Agreement is personal to You, and therefore You shall not have the right to assign this Agreement nor any of Your rights, powers, duties or obligations hereunder.

12.Security.

12.1Security and Access.  You agree and covenant (a) to comply with all Company security policies and procedures in force from time to time including but not limited to those related information technology resources and facility access resources such as the employee identification card; (b) not to access or use any information technology resources and facility access resources except as authorized by the Company; and (c) not to access or use information technology resources and facility access resources in any manner after the termination of Your employment, whether termination is voluntary or involuntary.  You agree to notify the Company promptly in the event that You learn of

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any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with information technology resources and facility access resources or other Company property or materials.

12.2Exit Obligations.  Upon (a) voluntary or involuntary termination of Your employment or (b) at the Company’s request at any time during Your Employment, You shall (i) provide or return to the Company any and all Company property and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Works, that are in Your possession or control, whether they were provided to You by the Company or any of its business associates or created by You in connection with Your employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in Your possession or control, including those stored on any non-Company devices, networks, storage locations and media in Your possession or control.

13.Code Section 409A Standards.  It is the intent of the parties that payments and benefits under this Agreement subject to Code Section 409A (“409A”) comply with 409A, and therefore, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under 409A, You shall not be considered to have terminated employment with the Company for purposes of this Agreement until You would be considered to have incurred a “separation from service” from the Company within the meaning of 409A.  Any payments described in this Agreement that are due within the “short-term deferral period” (as defined in 409A) shall not be treated as deferred compensation unless applicable law requires otherwise.  Each amount to be paid or benefit to be provided to You pursuant to this Agreement that constitutes deferred compensation subject to 409A shall be construed as a separate identified payment for purposes of 409A.

14.Parachute Payment Restrictions.  If any payment or benefit to be paid or provided to You under this Agreement, taken together with any payments or benefits otherwise paid or provided to You by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to You is less than what the net after-tax amount to You would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times Your “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times Your base amount, less $1.00.  Should such a reduction in payments and benefits be required, You shall be entitled, subject to the following sentence, to designate those payments and benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in aggregate payments and benefits to You and avoid characterization of such aggregate payments

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and benefits as a parachute payment.  The Company will provide You with all information You reasonably request to permit You to make such designation.  To the extent that Your ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under 409A, or if You fail to make such a designation within ten (10) business days of receiving the requested information from the Company, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination.  For purposes of this Section, a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

15.Entire Agreement.  This Agreement contains all of the understandings and representations between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, discussions, commitments and understandings between the parties relating hereto, whether oral or written.

16.Modification and Waiver.  This Agreement may be amended or modified only in a writing signed by the parties. No waiver by either party of any breach by the other party shall be deemed a waiver of any other provision or condition, nor shall the failure of or delay by either party in exercising any right, power or privilege hereunder operate as a waiver or preclude any exercise thereof.

17.Governing Law and Forum Selection.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to any choice-of-law or conflict-of-law principle that would cause the application of the substantive law of any jurisdiction other than Indiana.  Any legal action (whether based on contract, tort or other legal theory) arising out of or relating to this Agreement, Your employment with the Company or the termination of Your employment shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in Evansville, Indiana, and You and the Company each consents and submits to the personal jurisdiction and venue of such courts located in Evansville, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Evansville, Indiana.

18.Severability.  If any term or provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will remain effective and such term or provision shall be replaced with another term consistent with the purpose and intent of this Agreement.

19.Counterparts.  This Agreement may be executed in separate counterparts, all of which taken together shall constitute one and the same agreement.  Signatures transmitted by facsimile or other electronic means are acceptable the same as originals.

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20.Representations of the Employee.  You represent and warrant that Your acceptance of employment with the Company and the performance of Your duties hereunder will not violate any non-solicitation, non-competition, or other covenant or agreement of a prior employer and it will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which You are a party or are otherwise bound.

21.Acknowledgment and Full Understanding.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO THIS AGREEMENT.  YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

[Remainder of page intentionally left blank; signature page follows.]

MARK J. WORDEN

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment and Noncompetition Agreement as of the above written Effective Date.

SHOE CARNIVAL, INC. By: /s/ W. Kerry Jackson Name: W. Kerry Jackson Its: Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer Date: _September 30, 2021___	EMPLOYEE /s/ Mark J. Worden MARK J. WORDEN Date: _September 30, 2021___